Exhibit 21

Nabors Industries Ltd. and Subsidiaries

Significant Subsidiaries

Subsidiary

Nabors Drilling International Ltd.

Nabors Drilling International II Ltd.

Nabors International Management Ltd.

Nabors Red Lion Limited

Nabors Blue Shield Ltd.

Nabors Global Holdings II Ltd.

Nabors Global Holdings Ltd.

Nabors International Finance Inc.

Nabors Industries Inc.

Yellow Deer Investments Corp.

Nabors Holding Company

Nabors Diamond Holdings, Inc.

Nabors Drilling USA, LP

Nabors Lux Finance 1 S.a.r.l.

Nabors Lux Finance 2 S.a.r.l.

Superior Well Services, Inc.

Nabors Holdings Ltd.